STOCK PURCHASE AGREEMENT

by and among

MASTER TRUST S.A.

NOBLE INVESTMENTS LIMITED

and

PREMIER WEALTH MANAGEMENT, INC.

Dated as of April 15, 2010

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of April 15, 2010 (the “Execution Date”) by and among MASTER TRUST S.A., a company organized under the laws of Switzerland (“Master Trust” having an address located at  Corso Elvezia 4, 6900 Lugano, Switzerland; NOBLE INVESTMENTS LIMITED, a Gibraltar based corporation (“Noble”), having an address located at The Boardroom, 1st Floor, Royal Ocean Plaza, 42 Ocean Village Avenue, Ocean Village, Gibraltar; and PREMIER WEALTH MANAGEMENT, INC., a Delaware corporation (“Premier”) having an address at 5 Them. Dervis Street, 3rd Floor, CY-1066 Nicosia, Cyprus.

RECITALS:

WHEREAS, Master Trust is a financial fiduciary regulated by the Swiss Financial Market Supervisory Authority; and

WHEREAS, Premier is the owner of 100% of the currently issued and outstanding shares of capital stock of Master Trust; and

WHEREAS, Noble wishes to purchase from Premier the Subject Shares (as hereinafter defined); and

WHEREAS, the board of directors of Noble and the board of directors of Premier each believe that the sale of the Subject Shares to Noble is in the best interests of Noble, Premier and Master Trust respectively; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

THE TRANSACTION

 1.1     Sale and Purchase of Subject Shares.

(a)           The Initial MT Shares.    On a date which shall be not later than three (3) business days following the Execution Date (the “Initial Closing Date”), Noble or its designee (the “Buyer”) shall purchase from Premier, and Premier shall sell to the Buyer, a total of Fifty (50) voting common shares of Master Trust, or such other number of common shares of Master Trust (the “Initial MT Shares”) as shall represent Fifty (50%) Percent of the “Fully Diluted Master Trust Shares” (as hereinafter defined).   Such Initial MT Shares, when sold to the Buyer on the Initial Closing Date shall represent exactly Fifty (50%) Percent of the issued and outstanding equity ownership of shares and voting power of Master Trust, on a fully-diluted basis, after giving effect to the conversion of all securities convertible into common shares of Master Trust, or the exercise of all warrants, options or other rights (other than the rights granted to Buyer hereby) to purchase or receive common shares of Master Trust (“Fully Diluted Master Trust Shares”), as at the Initial Closing Date.

In consideration for the Initial MT Shares, Noble and the Buyer shall (i) pay the sum of Three Hundred and Fifty Thousand ($350,000) Dollars to Premier in the form of cash (the “First Payment”), (ii) enter into and perform the obligations under this Agreement and the Escrow Agreement with Premier committing to the purchase of the Second MT Shares (hereinafter defined) pending Premier Shareholder Approval (hereinafter defined), and (iii) pay the amount of Three Hundred and Fifty Thousand ($350,000) Dollars  into escrow as and for payment for the Second MT Shares (as hereinafter defined) at the Second Closing Date.

(b)           The Second MT Shares.       On a date which shall be not later than three (3) business days following the date on which “Premier Shareholder Approval” (as hereinafter defined) shall have been obtained (the “Second Closing Date”), the Buyer shall purchase from Premier, and Premier shall sell to the Buyer, a total of Fifty (50) additional voting common shares of Master Trust, or such other number of common shares of Master Trust as shall represent all, and not less than all, of the balance of the shares of capital stock of Master Trust owned of record or beneficially by Premier or its Affiliates as at the Second Closing Date (the “Second MT Shares”); which Second MT Shares shall, subject to the provisions of Section 4.4 of this Agreement, constitute the fifty percent (50%) balance of the Fully Diluted Master Trust Shares.  In consideration for the Second MT Shares, Noble and the Buyer shall (i) release from escrow and cause to be paid to Premier the sum of Three Hundred and Fifty Thousand ($350,000) Dollars (the “Second Payment”), and (ii) grant to Premier the “Earn-Out” (hereinafter defined) and, to the extent following the “Earn-Out Payment Date” (hereinafter defined) that any portion of the “Earn-Out Payment” (hereinafter defined) is then due and payable at the time of the Second Closing, pay to Premier such Earn-Out Payment.

(c)           The Initial MT Shares and the Second MT Shares are hereinafter collectively referred to as the “Subject Shares”.  Such Subject Shares, when purchased by the Buyer upon the payment of the Total Purchase Price shall represent not less than One Hundred Percent (100%) of the Fully-Diluted Master Trust Shares.

 1.2     Delivery of Subject Shares.

(a)           On the Initial Closing Date, against its receipt of the First Payment and delivery of the Second Payment into escrow, and satisfaction of Buyer’s obligations in Section 1.1(a) above, Premier shall (i) deliver to Noble or the Buyer one or more share certificates evidencing the Initial MT Shares which shall be registered in the name of Noble, (ii) deliver to the escrow agent one or more share certificates evidencing the Second MT Shares registered in the name of Premier, and accompanied by a stock power duly endorsed by Premier in blank for transfer conditional on the Second Closing Date and Second Payment, and (iii) execute the Escrow Agreement.  In addition, on the Initial Closing Date, Master Trust shall record the name of Noble on its share registry and on any and all public records required under the laws of Switzerland to evidence Noble’s ownership of the Initial MT Shares only and status as a fifty percent (50%) shareholder of Master Trust.

(b)           On the Second Closing Date, the Escrow Agent referred to in Section 1.5 below shall, subject to satisfaction by each of the Parties of their respective obligations herein and after Premier Shareholder Approval,  (i) deliver to Premier the Second Payment, and (ii) deliver to Noble and the Buyer the share certificates evidencing all of the Second MT Shares.  In addition, on the Second Closing Date, Master Trust shall record the name of Noble on its share registry and on any and all public records required under the laws of Switzerland to evidence Noble’s ownership of all, and not less than all, of the Subject Shares and its status as the sole shareholder of Master Trust.

(c)           Each of the Initial MT Shares and the Second MT Shares, constituting the Subject Shares, shall be sold and delivered to Noble, free and clear of all liens, claims and encumbrances of any kind, other than those imposed by Swiss law of banking regulation.

1.3         Purchase Price and Payment.

(a)           Total Purchase Price.    The cash purchase price for each of the one hundred (100) Subject Shares shall be Seven Thousand Dollars ($7,000) per share, and the total purchase price for all of the Subject Shares shall be the sum of Seven Hundred Thousand ($700,000) Dollars (the “Total Cash Purchase Price”), and (ii) the “Earn-Out Payment” hereinafter defined.  The Total Cash Purchase Price and the Earn-Out Payment are hereinafter collectively referred to as the “Total Purchase Price.”

(b)           First Payment.     As set forth in Section 1.1 above, on the Initial Closing Date, Noble and the Buyer shall, among other things, (i) pay the sum of Three Hundred and Fifty Thousand ($350,000) Dollars directly to Premier as the First Payment as for the Initial MT Shares, and (ii) pay the amount of Three Hundred and Fifty Thousand ($350,000) Dollars into escrow as the Second Payment as and for the Second MT Shares

(c)           Second Payment.            In the event that Premier Shareholder Approval (as hereinafter defined) shall have been obtained by September 30, 2010; which date may be extended at the sole option of Noble to not later than December 31, 2010 (the “Premier Shareholder Approval Date”), then on the Second Closing Date, such Total Purchase Price and the Second MT Shares (representing the balance of the Subject Shares) shall be paid and delivered, as follows:

(i)           the Escrow Agent shall cause to be paid to Premier the sum of Three Hundred and Fifty Thousand Dollars ($350,000) as and for the Second Payment,

(ii)          the Escrow Agent shall deliver to Noble one or more share certificates representing all of the Second MT Shares which shall be duly endorsed for transfer by Premier to Noble or any other Buyer; and

(iii)         Premier shall at such time be entitled to receive and be paid, when due, any Earn-Out Payment contemplated by Section 1.4 below.

(d)          Failure to Complete Sale of Second MT Shares. In the event that Premier Shareholder Approval (as hereinafter defined) shall not have been obtained by the Premier Shareholder Approval Date, then and in such event:

(i)           Noble and the Buyer shall retain full legal and beneficial ownership to the Initial MT Shares which shall represent fifty (50%) percent of the outstanding Fully-Diluted Master Trust Shares;

(ii)          the Escrow Agent shall return to Premier one or more share certificates evidencing the Second MT Shares registered in the name of Premier, together with the stock power delivered on the Initial Closing Date in escrow;

(iii)         the Escrow Agent shall return to Noble the sum of Three Hundred and Fifty Thousand Dollars ($350,000) delivered in escrow on the Initial Closing Date, together with any interest accrued thereon;

(iv)         Premier shall retain and continue to own full legal and beneficial ownership to the Second MT Shares which shall represent fifty (50%) percent of the outstanding Fully-Diluted Master Trust Shares; and

(v)         Premier shall not be entitled to receive any Earn-Out Payment contemplated by Section 1.4 below.

(e)           Method of Payment.             All cash payments of the Total Cash Purchase Price or the Initial MT Share Price (as applicable) and, to the extent applicable and payable, the Earn-Out Payment, shall be paid in cash in United States Dollars by wire transfer of immediately available funds to a bank account designated by Premier.

1.4         Earn Out Payment; Dividends.

(a)           In the event, and only in the event, that Noble shall purchase all and not less than all of the balance of the Subject Shares on the Second Closing Date, as contemplated hereby, following such Second Closing Date and on a date which shall be the later to occur of: (i) April 30, 2011, or (ii) ten (10) Business Days following receipt of the audit report of Master Trust for the fiscal year ended December 31, 2010 (the “Earn-Out Payment Date”), Noble shall cause Master Trust to pay to Premier an amount (the “Earn-Out Payment”) that is equal to twelve and one-half (12.5%) percent of the gross commission income of Master Trust for the fiscal year ending December 31, 2010 that are earned from those specific products that were sold by Master Trust as of February 18, 2010, which products are (1) all MAN Investment Group Products, (2) all Lombard Odier Darier Hentsch, and (3) a life settlement fund know as International Life Settlement (collectively, the “Earn-Out Payment Products”).  The gross commission income of Master Trust derived from the sale of Earn-Out Products shall be specifically reflected by the auditors for Master Trust and either set forth as a separate line item on the statement of income or operations of Master Trust for the fiscal year ending December 31, 2010, or reflected in the footnotes or on a separate schedule to such statement of income or operations.   No Earn-Out Payment shall be paid to Premier with respect to any products sold in 2010 by Master Trust that are not included in the above-referenced Earn-Out Payment Products.  For the avoidance of doubt, Premier shall have the right to receive full information and audit rights until the Earn-Out Payment is made to Premier.  In the event of a dispute among the parties with respect to the amount of the Earn-Out Payment due, the undisputed amount shall initially be paid by Master Trust or the Buyer to Premier, and the remaining amount shall be determined based upon the result of an independent audit by the Master Trust auditors for the year ended December 31, 2010.

(b)           All dividends and distributions of cash, property rights shares or other consideration payable to the shareholders of Master Trust (other than the Earn-Out Payment) shall be paid by Master Trust to its shareholders on a pari passu basis based on the share ownership of each of such shareholders.

1.5         Escrow of Purchase Price and Subject Shares.

In order to insure that (i) Noble will be able to pay the Total Purchase Price, and that (ii) Premier will be able to deliver good and marketable title to the Second MT Shares, on the Initial Closing Date:

(a)           Noble shall deposit in escrow with Flavio Amado’Advocate, as escrow agent (the “Escrow Agent”), the sum of Three Hundred and Fifty Thousand ($350,000) Dollars (the “Escrowed Cash”); and

(b)           Premier shall deposit in escrow with the Escrow Agent, one or more share certificates evidencing the Second MT Shares registered in the name of Premier, and accompanied by a stock power duly endorsed by Premier in blank for transfer (the “Escrowed Securities”).  All Escrowed Securities shall continue to be voted by Premier and deemed to be owned of record and beneficially by Premier until satisfaction of all conditions to closing and the completion of the Second Closing.

(c)           The Escrowed Cash and the Escrowed Securities (collectively, the “Escrowed Property”) shall be held by the Escrow Agent pursuant to the terms of an escrow agreement in the form of Exhibit A annexed hereto and made a part hereof (the “Escrow Agreement”) reflecting the provisions of Section 1.1 through Section 1.4 above.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PREMIER AND MASTER TRUST

Premier and Master Trust each represents and warrants to Noble, as of the Execution Date of this Agreement and as of the Closing Date (as if such representations and warranties were made in all material respects on the Closing Date unless such representation is made specifically as of a certain date), as follows:

 2.1           Due Incorporation.  Premier is a corporation incorporated under the laws of the State of Delaware and duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted, except that Premier is delinquent in its requirement to hold a shareholders meeting And is not in compliance with its SEC reporting obligations and accordingly has not been able to send financial accounting out its shareholders.

 2.2           Due Authorization.  The execution and delivery of this Agreement and the Escrow Agreement, and the performance of their respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Premier and Master Trust.  This Agreement constitutes legal, valid and binding obligations of Premier and Master Trust, and the Escrow Agreement, upon execution and delivery by Premier and Master Trust, as applicable, will constitute the legal, valid and binding obligations of either Premier or Master Trust, as applicable, enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies (ii) the rules of FINMA.

 2.3           Master Trust Organization.         Master Trust is duly organized under the laws of Switzerland and licensed or qualified to do business and is in good standing (where the concept of “good standing” is applicable) as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it required such licensing or qualification.

 2.4           Power and Authority.  Each of Premier and Master Trust has full power and authority to enter into this Agreement and the Escrow Agreement, and Premier has the full power and authority to issue and sell the Initial MT Shares to Buyer and, subject to Premier Shareholder Approval with respect to the sale of the Second MT Shares and appropriate government consents, perform all of its covenants, agreements and obligations under this Agreement and the Escrow Agreement.  Premier and Master Trust have each duly and validly executed and delivered this Agreement and the Escrow Agreement.

 2.5         Consents and Approvals; Authority Relative to this Agreement.

(a)           Except (i) for the approval from Swiss Financial Market Supervisory Authority “FINMA”), if legally required, which approval is the responsibility of Buyer (and which Master Trust shall cooperate with), (ii) Premier Shareholder Approval with respect to the sale of the Second MT Shares, and (iii) the effectiveness of a definitive Information Statement or Proxy Statement filed with the SEC with respect to the sale of the Second MT Shares (which can only be achieved after Premier has become compliant with all of its SEC reporting obligations), no consent, authorization or approval of (filing or registration with, or cooperation from, any governmental authority or any other person or entity not a party to this Agreement is necessary in connection with the execution, delivery and performance by Master Trust or Buyer of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby.  In such connection, if and to the extent that FINMA approval of the purchase of the Subject Shares by Buyer is legally required, Master Trust represents, warrants and covenants to provide all information requested by FINMA and to do all things reasonably required so as to effect the consent and approval of FINMA to the transfer of ownership of the Subject Shares in Master Trust to Noble pursuant to this Agreement and to obtaining the effectiveness of a Proxy Statement or Information Statement.

(b)           The execution, delivery and performance by Premier and Master Trust of this Agreement and the Escrow Agreement do not and, presuming any appropriate approvals of FINMA for the sale, or clearance by the SEC of any Information Statement or Proxy Statement are obtained, will not, and the consummation of the transactions contemplated hereby and thereby does not and will not, (i) violate any law or regulation; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any encumbrance or lien upon any of the assets or properties of Premier or Master Trust under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any contract or agreement to which Premier or Master Trust is a party or by which Premier or Master Trust or their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Premier or Master Trust, whether or not secured by its assets or properties; or (iv) violate or conflict with any provision of any of the certificate of incorporation, charter, bylaws or similar organizational instruments of Premier or Master Trust.

 2.6         Capitalization.

(a)           Premier is the record and beneficial owner of one hundred (100) common shares of Master Trust, representing all, and not less than all, of the Subject Shares.  Premier is the only legal and beneficial owner of the issued and outstanding common shares of Master Trust, and owns such Subject Shares free and clear of any and all liens or encumbrances. For the avoidance of doubt, all references to the term “encumbrances” of Master Trust Shares herein shall be deemed to exclude any restrictions imposed by FINMA or Swiss law.

(b)           When issued and sold to Noble on the Closing Date, and upon payment of the Total Purchase Price and satisfaction of all other conditions to be satisfied by the Buyer hereunder, all of such Subject Shares (i) shall be validly issued, fully paid and non-assessable and (ii) shall be free and clear of preemptive or similar rights.

(c)           Except for Subject Shares, there are no shares of capital stock or other securities (whether or not such securities have voting rights) of Master Trust issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating Premier or Master Trust or any of affiliate of Premier or Master Trust, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of Master Trust.

(d)           On the Initial Closing Date, and assuming satisfaction of all other conditions to be satisfied by the Buyer on the Initial Closing Date, Noble shall acquire good and marketable title to all of the Initial MT Shares and on the Second Closing Date, and assuming satisfaction of all other conditions to be satisfied by the Buyer on the Second Closing Date, Noble shall acquire good and marketable title to all of the Subject Shares, free and clear of all liens, encumbrances, restrictions or commitments of any kind.  Premier has, and on the Closing Date will have, full power and authority to convey good and marketable title to all of the Subject Shares, and upon transfer to Buyer of the certificates representing such Subject Shares, Buyer will receive good and marketable title to such Subject Shares, free and clear of all liens and encumbrances, in each case, presuming FINMA regulatory approvals and, as to the sale and purchase of the Second MT Shares, Premier Shareholder Approval following the effectiveness of any Information Statement or Proxy Statement, if and to the extent legally required, are obtained by Buyer.

(e)           As at the date of this Agreement, an aggregate of one hundred (100) common shares of Master Trust are issued and outstanding, all of which are owned of record and beneficially by Premier and represent the Subject Shares.  Except for the Subject Shares, no other equity securities are authorized for issuance by Master Trust or are issued and outstanding.  Except as contemplated by this Agreement and the Escrow Agreement:

(i)           no shares of Master Trust are entitled to preemptive, conversion or other rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Master Trust;

(ii)          there are no contracts, commitments, understandings, or arrangements by which Master Trust is or may become bound to issue additional shares of  capital stock of Master Trust or options, securities or rights convertible into shares of capital stock of Master Trust;

(iii)         Master Trust is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities;

(iv)         Master Trust is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of Master Trust.

(f)           Master Trust has furnished or made available to Noble true and correct copies of Master Trust’s Articles of Organization, as amended and in effect on the date hereof (the “Articles”), and Master Trust’s Bylaws, as amended and in effect on the date hereof (the “Bylaws”).  No written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement of Master Trust shall limit the payment of dividends on Master Trust’s capital stock, other than as contemplated herein by the Earn-Out.

2.7           Intentionally Omitted.

2.8            Subsidiaries. Master Trust has no Subsidiaries.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by Master Trust and/or any of its other Subsidiaries. All of the outstanding shares of capital stock of each Subsidiary has been duly authorized and validly issued, and are fully paid and non-assessable.

2.9          Master Trust Documents, Financial Statements and Financial Covenants.

(a)           Filings.  Master Trust has filed all material reports, schedules, forms, statements and other documents required to be filed by it with FINMA.  Master Trust has provided to Noble all information regarding Master Trust which, according to applicable law, rule or regulation, was required to have been provided to FINMA or otherwise disclosed.  Master Trust has complied in all material respects with the requirements of FINMA and all other regulatory agencies or authorities having jurisdiction over the operation of its business.  As at the Initial Closing Date, Master Trust currently has no matters pending with FINMA.

(b)          Financial Statements.

(i)           Master Trust has furnished to Noble: (i) the statements of income or operations, balance sheets, statements of cash flows and stockholders equity of Master Trust as at December 31, 2007 and 2008 for the two (2) fiscal years ended December 31, 2007 and 2008, which have been audited by KPMG SA, Lugano, Switzerland (collectively, the “2007 and 2008 Audited Financial Statements”), and (ii) the draft unaudited statements of income or operations and balance sheets of Master Trust as at December 31, 2009 and for the fiscal year then ended (the “2009 Financial Statements” and together with the 2007 and 2008 Audited Financial Statements, the “Historical Financial Statements”). Such Historical Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the International Financial Standards Regulatory Authority (“IFSRA”) or other applicable rules and regulations with respect thereto. Such Financial Statements have been prepared in accordance with IFSRA accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto or (ii) in the case of 2009 Financial Statements subject to customary audit adjustments which shall not be material).

(ii)          By not later than June 30, 2010, Master Trust shall have furnished to Noble, the statement of income or operations, balance sheet, statement of cash flows and stockholders equity of Master Trust as at December 31, 2009 for the fiscal year then ended, which have been audited by KPMG SA, Lugano, Switzerland (the “2009 Audited Financial Statements”).  Such 2009 Audited Financial Statements shall have been prepared in accordance with IFSRA accounting principles applied on a consistent basis during the period involved.

(iii)        The Historical Financial Statements and the 2009 Audited Financial Statement have and will fairly present in all material respects the consolidated financial position of Master Trust as of the dates thereof and the results of operations and cash flows for the periods then ended.

(c)          KPMG Business Valuation.      Master Trust has provided Noble with or made available to Noble the current business valuation report of Master Trust, as prepared by KPMG SA (the “KPMG Business Valuation”).

(d)          Certain Financial Covenants.   With respect to Master Trust, as at December 31, 2009:

(i)           the total assets managed by Master Trust on behalf of its clients are and will be approximately Euro 475.0 million;

(ii)          the total indebtedness for money borrowed against the client assets managed by Master Trust (“Indebtedness”) is approximately Euro 425.0 million;

(iii)         the aggregate net value of all assets under management by Master Trust that are not subject to Indebtedness is approximately Euro 50.0 million; and

(iv)        at present Master Trust holders insurance contracts  with (A) Domion Fund – approximately €12.9 million, (B) Clerical Medical – approximately €10.9 million, (C) Aviva – approximately €2.6 million, (D) Prudential Life Insurance Company - approximately €2.4 million, (E) ILSF – approximately €4.7 million, (F) Domion Fund – approximately $471,741, (G) Aviva – approximately $3.9 million, (H) Prudential – approximately $11.6 million, (I) ILSF – approximately $958,200 (J) Aviva – approximately $2.9 million, and (K) Prudential – approximately $881,000; and

(v)          the aggregate value of cash on hand shall be not less than approximately CFH 894,000, or approximately $843,000.

(e)          Additional Information. All clients of Master Trust, both leveraged and unleveraged, have signed a discretionary management agreement (“Client Management Agreement”) with Master Trust.  Master Trust has provided or made available to Noble for inspection: (i) a listing all of the client accounts that are managed by Master Trust, (ii) copies of all insurance contracts and policies, (iii) a list of all Indebtedness of Master Trust and Indebtedness secured by client accounts; and (iv) copies of all Client Management Agreements.

2.10          No Material Adverse Effect.   As at the Initial Closing Date, except for losses incurred by clients that invested in contracts with Clerical Medical, Scottish Mutual, Prudential and Norwich Union Master Trust and borrowed against such contracts, the assets under management by Master Trust shall have not experienced or suffered any Material Adverse Effect.  The assets of such client accounts are subject to the prior liens and claims of the banks and other institutions that lent funds against such assets.

2.11         No Undisclosed Liabilities.  As at the Initial Closing Date, other than litigation against Master Trust as disclosed either (a) in the periodic filings of reports by Premier from time to time with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Premier SEC Filings”) or (b) on Schedule 2.9 hereto, to the knowledge of Master Trust, neither Master Trust nor the assets under management by Master Trust has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise), other than those incurred in the ordinary course of Master Trust’s business and/or which, individually or in the aggregate, do not or would not have a Material Adverse Effect

2.12          No Undisclosed Events or Circumstances. To Master Trust’s knowledge, as at the Initial Closing Date, no event or circumstance has occurred or exists with respect to Master Trust, or its businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Master Trust but which has not been so publicly announced or disclosed.

2.13          Indebtedness.  Except (a) as disclosed in the Premier SEC Filings, (b) for clients accounts that are subject to liens and claims of banks for Indebtedness incurred by such clients from time to time, or (c) on Schedule 2.13 hereto, the Financial Statements set forth, as at the respective dates thereof, all outstanding secured and unsecured Indebtedness of Master Trust and its clients accounts under management on a consolidated basis, or for which Master Trust or its clients accounts under management have commitments as of the date of Financial Statements or any subsequent period that would require disclosure. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same should be reflected in the balance sheet of Master Trust and its clients accounts (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with IFSRA.  Master Trust is not in default with respect to any Indebtedness.

2.14         Title to Assets. Except where non-compliance would not have a Material Adverse Effect, Master Trust and its clients accounts under management each has good and marketable title to (i) all properties and assets purportedly owned or used by it or them, (ii) all properties and assets necessary for the conduct of their investments or business as currently conducted, and (iii) all of the real and personal property reflected in the Financial Statements free and clear of any Lien. All leases are valid and subsisting and in full force and effect.

2.15         Litigation. Except as disclosed (a) in the Premier SEC Filings or (b) set forth on Schedule 2.15 annexed hereto or as would otherwise not reasonably be expected to have a Material Adverse Effect:

(a)           there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of Master Trust, threatened against or involving Master Trust or clients accounts under management which questions the validity of this Agreement or any of the other the Escrow Agreement or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto;

(b)           there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of Master Trust, threatened against or involving Master Trust or clients accounts under management involving any of their respective properties or assets; and

(c)           to the knowledge of Master Trust, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against Master Trust or any of their respective executive officers or directors in their capacities as such.

2.16        Compliance with Law.  Master Trust has all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of their respective business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.17        No Violation.  To the knowledge of Premier, the business of Master Trust and the management of its clients’ accounts is not being conducted in violation of any local or foreign governmental laws, or rules, regulations and ordinances of any of any governmental entity, except for possible violations which singularly or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Except as otherwise disclosed in this  Agreement, Master Trust is not required under local or foreign law (other than FINMA), rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Escrow Agreement, or issue and sell the Subject Shares in accordance with the terms hereof or thereof (other than (x) any consent, authorization or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings which may be required to be made by Premier with the Securities and Exchange Commission or securities administrators prior to or subsequent to closing, or any filings, applications or requests to be made by Master Trust with FINMA.)

2.18        No Conflicts.  The execution, delivery and performance of this Agreement and the Escrow Agreement by Premier and the consummation by Premier of the transactions contemplated herein and therein do not and will not (i) violate any provision of Premier’s Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which Premier is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, pledge, charge or encumbrance (collectively, “Lien”) of any nature on any property of Premier under any agreement or any commitment to which Premier is a party or by which Premier is bound or by which any of its respective properties or assets are bound, or (iv) subject to obtaining the requisite Premier Shareholder Approval of the sale of the Second MT Shares, result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to Premier or any of its subsidiaries or by which any property or asset of Premier or any of its subsidiaries are bound or affected, provided, however, that, excluded from the foregoing in all cases are such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect.

2.19         Taxes. Master Trust has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the consolidated financial statements of Master Trust for all current taxes and other charges to which Master Trust or the Subsidiaries, if any, is subject and which are not currently due and payable. None of the federal income tax returns of Master Trust have been audited by the Internal Revenue Service. Master Trust has no knowledge of any additional assessments, adjustments or contingent tax liability of any nature whatsoever, whether pending or threatened against Master Trust or any subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

2.20         Accounts.     Master Trust has provided Noble with an opportunity to review and access to all relevant information in respect of all investment accounts managed by Master Trust (the “Accounts”).  Schedule 2.20 hereto, sets forth a list of all such Accounts.

2.21         Certain Fees. Except as set forth on Schedule 2.21 hereto, no brokers fees, finders fees or financial advisory fees or commissions will be payable by Master Trust with respect to the transactions contemplated by this Agreement and the other the Escrow Agreement.

2.22         Disclosure. Except as set forth in Schedule 2.22, neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to Noble by or on behalf of Master Trust or the Subsidiaries in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, taken as a whole and in the light of the circumstances under which they were made herein or therein, not false or misleading.

2.23         Books and Record Internal Accounting Controls. Except as may have otherwise been disclosed to Noble, the books and records of Master Trust accurately reflect in all material respects the information relating to the business of Master Trust, the specific assets in each clients’ account under management, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of Master Trust.

2.24         Related Party Transactions.   Except as set forth in the Financial Statements or on Schedule 2.24 hereto, there are no Indebtedness or other loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between or among (a) Master Trust and (b) Premier or any officer, employee, consultant or director of Premier or Master Trust, or any person owning any capital stock of Master Trust or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder (each a “Related Party Transaction”).

2.25         Employees.      Master Trust has no union or collective bargaining arrangements covering any of its employees.  Schedule 2.25 sets forth a list of the employment contracts, agreements regarding proprietary information, non-competition agreements, non-solicitation agreements, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by Master Trust.  No officer, consultant or key employee of Master Trust whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has terminated or, to the knowledge of Master Trust, has any present intention of terminating his or her employment or engagement with Master Trust.

2.26         Foreign Corrupt Practices Act.  Neither Master Trust, nor to the knowledge of Master Trust, any agent or other person acting on behalf of Master Trust has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Units, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Master Trust (or made by any Person acting on their behalf of which Master Trust is aware) or any members of their respective management which is in violation of any applicable law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was applicable to Master Trust or any of its subsidiaries.

2.28         OFAC.  Neither Master Trust nor, to the knowledge of Master Trust, any director, officer, agent, employee, Affiliate or Person acting on behalf of Master Trust, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Master Trust will not directly or indirectly use the proceeds of the sale of the Subject Shares, or lend, contribute or otherwise make available such proceeds to joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

2.29         Money Laundering Laws. The operations of Master Trust has been conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority or any arbitrator involving Master Trust with respect to the Money Laundering Laws is pending or, to the best knowledge of Master Trust, threatened.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NOBLE

Noble (which for the avoidance of doubt for purposes of this Article III and Article I shall be deemed to include the Buyer) hereby represents and warrants to Premier, as of the Execution Date of this Agreement and as of the Closing Date (as if such representations and warranties were remade on the Closing Date), as follows:

 3.1           Due Incorporation.  Each of Noble and the Buyer is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation,  with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

 3.2           Due Authorization.  Each of Noble and the Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Noble and Buyer of this Agreement and the Escrow Agreement have been duly and validly approved by the board of directors of Noble and the Buyer and no other actions or proceedings on the part of Noble or Buyer are necessary to authorize this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.  Each of Noble and the Buyer has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) the Escrow Agreement.  This Agreement and the Escrow Agreement constitute legal, valid and binding obligations of Noble and the Buyer, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.

 3.3          Consents and Approvals; Authority Relative to This Agreement.

(a)           Except the approval from FINMA, if legally required, which approval is the responsibility of Noble and the Buyer, no consent, authorization or approval of (filing or registration with, or cooperation from, any governmental authority or any other person or entity not a party to this Agreement is necessary in connection with the execution, delivery and performance by Noble or Buyer of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby.  In such connection, if and to the extent that FINMA approval of the purchase of the Subject Shares by Buyer is legally required, Noble and Buyer represents, warrants and covenants to provide all information requested by FINMA and to do all things reasonably required so as to effect the consent and approval of FINMA to the transfer of ownership of the Subject Shares in Master Trust to Noble or the Buyer pursuant to this Agreement.

(b)           The execution, delivery and performance by Noble and the Buyer of this Agreement and the Escrow Agreement do not and, presuming any appropriate approvals of FINMA are obtained, will not, and the consummation of the transactions contemplated hereby and thereby does not and will not, (i) violate any law or regulation; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any encumbrance or lien upon any of the assets or properties of Noble or the Buyer under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any contract or agreement to which Noble or the Buyer is a party or by which Noble or the Buyer or their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Noble or the Buyer, whether or not secured by its assets or properties; or (iv) violate or conflict with any provision of any of the certificate of incorporation, charter, bylaws or similar organizational instruments of Noble or the Buyer.

3.4           OFAC.  Neither Noble or Buyer nor, to the knowledge of Noble and Buyer, any director, officer, agent, employee, Affiliate or Person acting on behalf of Noble or Buyer, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and neither Noble or Buyer will directly or indirectly use the proceeds of the sale of the Subject Shares or revenues of Master Trust, or lend, contribute or otherwise make available such proceeds or revenues to joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.5           Money Laundering Laws. The operations of each of Noble and Buyer has been conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority or any arbitrator involving Noble or Buyer with respect to the Money Laundering Laws is pending or, to the best knowledge of Noble or Buyer, threatened.

ARTICLE IV

COVENANTS

 4.1       Implementing Agreement.  Subject to the terms and conditions hereof, each party hereto shall use its and shall cause its affiliates to use their respective best efforts to take all action (or refrain from such action) required of the parties hereto to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby.

 4.2      Premier Shareholders Approval.

(a)           Promptly following the Initial Closing Date, Premier shall do all things as shall be reasonably required with the cooperation of the Buyer and Noble, as necessary, in order to either:

(i)           file a Proxy Statement with the SEC and obtain effectiveness thereof so as to hold a regular or special meeting (the “Premier Shareholders Meeting”) of the holders of the issued and outstanding shares of the common stock of Premier (the “Premier Common Stock”) at which meeting Premier shall obtain the vote and approval of the holders of a majority of the shares of Premier Common Stock entitled to vote in person or by proxy at such Premier Shareholders Meeting in favor of the sale by Premier of all of the Second MT Shares pursuant to the terms and conditions of this Agreement and the other transactions contemplated hereby, or

(ii)          obtain from the holders of a majority of the outstanding shares of Premier Common Stock written consents for the sale by Premier of all of the Second MT Shares pursuant to the terms and conditions of this Agreement and the other transactions contemplated hereby, file and cause to have been declared effective by the SEC a Form 14C Information Statement, and all waiting periods pursuant to the effectiveness and mailing of a Form 14C Information Statement to shareholders of Premier shall have expired

(either of clause (i) or (ii) above, the “Premier Shareholders Approval”).

(b)           The board of directors of Premier (the “Premier Board”) has unanimously approved the sale of all of the Subject Shares to the Buyer pursuant to this Agreement.  The Premier Board shall recommend to the shareholders of Premier, subject to satisfaction of all conditions on the part of Noble and Buyer to be performed by the Second Closing, to consent to or vote at the Premier Shareholders Meeting in favor of the sale by Premier of all of the Second MT Shares pursuant to the terms and conditions of this Agreement and the other transactions contemplated hereby.

(c)           For avoidance of doubt, Buyer and Premier shall assist with any informational requirements requested of them (or Master Trust) as may be required, or requested by the SEC from time to time in comments, for a proxy statement or information statement, so as not to make the same misleading or to omit any statement which a reasonable person may deem material.

 4.3      Board of Directors of Master Trust.

(a)           From and after the Initial Closing Date through and including that date which shall be the date on which Noble and Buyer shall have purchased and received good and marketable title to a majority of the Subject Shares (the “Deadlock Period”), the entire board of directors of Master Trust shall consist of four (4) persons (the “Board”). Two (2) of the members of the Board shall consist of Arie van Roon (who shall be the Chairman of the Board) and one (1) other person designated by Noble to serve as directors on the Board (the “Noble Designees”).  The remaining two (2) seats on the Board shall be filed by Luigi Piffaretti and Nigel Gregg (the “Premier Designees”).  In the event of the death or inability of any one or more of Noble Designees to serve on the Board, Noble shall have the right (through its exclusive investment advisor Pure Glow Finance Limited (“Pure Glow”)) to designate any substitute replacement of such Noble Designee.  In the event of the death or inability of either or both of Premier Designees on the Board, Premier (by action of its board of directors) may designate any substitute replacement for such Premier Designee.  The Noble Designees on the Board shall be persons who shall be acceptable to FINMA following their review of the background and qualifications of such persons. The parties hereto shall all vote all shares of Master Trust owned by them in accordance with the terms of this entire Section 4.3 and Section 4.4 until completion of a Second Closing.

(b)           It is expressly understood and agreed by and among all of the party signatories to this Agreement that as to all matters to be considered and voted upon by the Board, except only for any one or more “Major Transaction,” which shall be governed by the provisions of Section 4.4 below, in the event of a deadlock among Noble Designees and Premier Designees on the Board, at all times during the Deadlock Period and thereafter, the Noble Designees on the Board shall have the sole and exclusive right to cast an additional and deciding fifth (5th) vote to break such deadlock.

(c)           During the Deadlock Period, unless waived by all members of the Board, all meetings of the Board of Master Trust shall be held upon not less than five (5) Business Days (defined as any day of the week, other than Saturday, Sunday or a day on which the national banks in the United States or Switzerland are closed for business) prior notice to all members of the Board; which notice may be given in writing or by confirmed electronic mail in accordance with Swiss law and the notice provisions of this Agreement.  Telephonic meetings of the Board of Master Trust shall be permitted in lieu of in person meetings in Switzerland or elsewhere.

(d)           Following the expiration of the Deadlock Period, Nigel Gregg shall resign as a member of the Master Trust Board; provided, however, that in the event that, by the expiration of the Premier Shareholder Approval Date, Premier Shareholder Approval shall not have been obtained, then and in such event, all of the provisions of this Section 4.3 shall continue to remain in full force and effect until such time as Premier shall no longer own of record Fifty Percent (50%) of the issued and outstanding shares of Master Trust.  In the event that such Premier Shareholder Approval shall not have been obtained, subject at all times to the provisions of Section 4.7 below, Premier shall retain title to all or any portion of the Fifty (50) Second MT Shares and shall thereafter have the right to designate a number of members to the Board of Master Trust that shall be approximately equal to the a percentage by which the number of common shares of Master Trust then owned by Premier or its assignees bears to 100% of the then outstanding common shares of Master Trust, up to a maximum percentage not to exceed Fifty Percent (50%) of all of the members of the Board of Master Trust; provided, however, that at all times one of such members of the Board of Master Trust designated by Premier shall be a member of Master Trust management.

(e)           From the Initial Closing and for a period not less than five (5) years following the expiration of the Deadlock Period, Noble and Master Trust each covenant and agree to maintain and pay the premiums (which shall not be deducted from the Total Purchase Price or any Earn Out Payments) on not less than $5,000,000 of directors and officers liability insurance that will cover all of the Premier Designees and all of the Noble Designees on the Master Trust Board, including, without limitation, Nigel Gregg.  In such connection, except only for (i) Major Transactions expressly approved by Premier or Premier Designees, or (ii) acts of omission or commission on the part of Premier and Premier Designees constituting fraud or gross negligence, Noble and Master Trust shall indemnify, defend and hold harmless Premier, their directors, officers, affiliates, agents and professionals from time to time, Nigel Gregg and any other Premier Designees on the Master Trust Board from and against any and all uninsured liability in connection with any action, material omission, or failure to take action where reasonably able, on the part of Noble, Buyer or Noble Designees with respect to the operation of the business of Master Trust.

(f)           In addition to the provisions of Section 4.3(e), in connection with the control of the Master Trust Board of Directors by Noble or the Noble Designees contemplated by Section 4.3(b) above, Noble and the Buyer shall jointly and severally indemnify and hold harmless Premier from any suits, claims, liabilities or losses incurred as a result of any action or failure on the part of Noble or Noble Designees to take reasonable action where necessary on behalf of Master Trust, or for any negligence or material breach of the fiduciary duties of Noble or the Noble Designees on the Master Trust Board to Master Trust or Premier.

 4.4      Operation of Master Trust; Major Transactions.

(a)           During the Deadlock Period, Master Trust, Premier and Buyer shall operate only in the ordinary and usual course of business and consistent with past practices, and shall use its best efforts to (i) maintain the assets of Master Trust and its clients accounts under management in substantially their condition, and preserve intact the present business organization and personnel of Master Trust, (ii) preserve the goodwill and advantageous relationships of Master Trust with its clients, customers, suppliers, independent contractors, employees, consultants, advisors and other Persons material to the operation of its business, (iii) prevent redemptions by its clients of their investment accounts with Master Trust or its Subsidiaries, and (iv) not permit any action or omission which would cause any of the representations or warranties of Premier contained herein to become inaccurate or any of the covenants of Premier to be breached.

(b)           By their execution of this Agreement, each of Premier, Noble and Master Trust does hereby agree that during the Deadlock Period, neither Noble nor Master Trust shall, without the prior written consent of either (x) the respective boards of directors of both Premier and Noble, or (y) the unanimous approval of all members of the Master Trust Board, do, or otherwise permit or cause Master Trust to do, any of the following (each a “Major Transaction”):

(i)            sell, transfer, convey, assign or otherwise dispose of all or substantially all of its client accounts, or all or substantially all of all of the other assets or properties owned by Master Trust or entrusted to it; provided, however, it is expressly understood and agreed that the redemption and assignment of one or more investments by Master Trust shall be permitted as transactions in the ordinary course of its business, and are not deemed to be Major Transactions;

(ii)         sell, transfer convey or assign any of the Subject Shares to any third person who is not an Affiliate of Noble pursuant to this Agreement, and in the case of an assignment to an Affiliate of Noble, such assignee shall also agree to be bound by the terms of this Agreement;

(iii)        except as contemplated by Section 4.6 below, issue any additional shares of the capital stock of Master Trust to any third person, or otherwise commit or enter into any agreement that could result in the issuance of any additional shares of capital stock of Master Trust or otherwise dilute the percentage equity ownership of Premier in Master Trust;

(iv)        consummate any merger, consolidation or related transaction; in either event, whereby the ability to control the Board or share ownership or assets of Master Trust shall pass to any third party, other than the Buyer or Noble pursuant to the terms of this Agreement;

(v)         make any material changes in Master Trust’s accounting systems, policies, principles or practices; or

(vi)        except for this Agreement and the Escrow Agreement, enter into any contract, agreement or other transaction with or among Premier, Noble, MT or any of them, or make any loans, advances, dividends, payments or other distributions to shareholders of Master Trust.

(vii)       make any material changes or additions to the executive officers of Master Trust;

(viii)      incur any material indebtedness by Master Trust, or encumber the Assets of Master Trust in any way that could result in a change of control or a Major Transaction to occur;

(ix)        enter into any agreement or obligation that is binding upon Master Trust with respect to any of the foregoing, or except as expressly contemplated by this Agreement,  that would otherwise cause or lead to a change of control of Master Trust; or

(x)          take any action or permit any action to occur that would cause a lockout of either of the Parties hereto, or prevent or hinder the ability of Premier to audit, obtain and verify information from Master Trust so as to enable Premier to make all of its SEC filings from time to time until the first annual report to be filed after all of its equity interests in Master Trust are sold.

(c)          During the Deadlock Period and thereafter until the later of the first audit of Premier after the Second Closing or the date that the Earn-Out Payment has been paid in full, the Master Trust Board shall provide Premier and the Premier Designees with full access to all books, records and accounts of Master Trust.

 4.5     Consents and Approvals.      Each of Master Trust and Noble shall use their best efforts, and shall cause Master Trust to use its best efforts, to obtain all consents, approvals, FINMA consents or approvals, certificates and other documents required in connection with the performance by any such parties of this Agreement and their respective the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby, including all consents and approvals by each party.

 4.6     Management Equity.       Following the Initial Closing Date, Master Trust shall establish a management incentive agreement, pursuant to which Luigi Piffaretti and such other persons employed by Master Trust as he shall designate (the “Participants”) shall, after agreeing to be bound by the provisions of Section 4.4, be entitled to receive equity or equity equivalents in Master Trust, presuming that the same would not result in a change of control or sale of assets.

 4.7     Third Party Offers; Right of First Refusal; and Sale of Control.

In the event that at any time that it shall own shares of capital stock of Master Trust: (i) Premier receives a written unsolicited offer from a financially qualified third party to purchase all or any portion of such shares, including the Second MT Shares that Premier wishes to consider and accept (a “Third Party Offer”), or (ii) in the absence of a Third Party Offer, Premier elects to sell any shares of capital stock of Master Trust then owned by it (a “Premier Sale Decision”), Premier hereby covenants and agrees that the provisions of this Section 4.7 shall apply.  For the avoidance of doubt if Premier receives one or more offers from a third party which Premier does not intend to consider and pursue, Premier shall notify Noble of such offer(s), and shall advise Noble in writing that Premier has rejected the same.  In such event, such offer(s) shall not constitute a “Third Party Offer” hereunder and the provisions of this Section 4.7 shall not be applicable, unless and until such time as Premier shall advise Noble that it wishes to pursue and accept such offer.

 (a)           Third Party Offers.    Upon its receipt of a Third Party Offer, Premier shall immediate provide Noble with a copy of such Third Party Offer, and Noble shall have a period of thirty (30) days following receipt of such Third Party Offer (the “Noble Election Period”) to either:

(i)           match the terms and conditions of such Third Party Offer, if such Third Party Offer shall be equal to or less than Seven Thousand Dollars ($7,000) for each of the Second MT Shares (Three Hundred and Fifty Thousand ($350,000) Dollars for all such Second MT Shares), or

(ii)          if such Third Party Offer shall be greater than Seven Thousand Dollars ($7,000) for each of the Second MT Shares (Three Hundred and Fifty Thousand ($350,000) Dollars for all such Second MT Shares), Noble shall have the right to purchase all, but not less than all, of the Second MT Shares included in such Third Party Offer at a price equal to (x) the price per share offered in the Third Party Offer, less (y) fifty percent (50%) of the excess over Seven Thousand Dollars ($7,000) for each of the Second MT Shares (Three Hundred and Fifty Thousand ($350,000) Dollars for all such Second MT Shares) that is contained in such Third Party Offer.  For the avoidance of doubt, if Premier receives a Third Party Offer to purchase all of the Second MT Shares for a purchase price of Five Hundred Thousand ($500,000) Dollars, then Noble shall have the right to purchase all of the such Second MT Shares for a price of Four Hundred and Twenty Five Thousand Dollars ($425,000), or $350,000 + 50% of $150,000.

In the event that Noble shall elect not to purchase the Second MT Shares, then Premier shall have the right to sell such Second MT Shares to the party who made the Third Party Offer (the “Third Party Offeror”), but only on the same terms and conditions as are set forth in the Third Party Offer delivered to Noble.  Notwithstanding the foregoing, if either (i) such sale is not made by Premier to the Third Party Offeror within thirty (30) days following the earlier to occur of (x) the expiration of the Noble Election Period, or (y) receipt of a written notice from Noble of its election not proceed with purchase of such Second MT Shares pursuant to this Section 4.7(a), or (ii) the terms of such proposed sale shall be changed from those contained in the Third Party Offer submitted to Noble, then and in either event, the provisions of this Section 4.7(a) shall again be applicable and Noble shall retain all of its rights hereunder, including the right to purchase the Second MT Shares based upon the revised terms of the Third Party Offer (a true copy of which revised Third Party Offer shall be provided to Noble) pursuant to the provisions of clauses (i) and (ii) above.

(b)           Premier Sale Decision.       In the event of a Premier Sale Decision, Noble shall have a thirty (30) days right of first offer to purchase all or any of the shares of Master Trust then owned by Premier and, if Noble and Premier are unable to reach agreement on price and terms within such thirty (30) day period, an additional period of thirty (30) days following receipt of any Third Party Offer from a financially capable source to match the terms and conditions of such third party offer to purchase all or any of the shares of Master Trust then owned by Premier which are being offered for sale in accordance with the provisions of Section 4.7(a) above.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Noble are subject to the satisfaction or waiver by Noble of the following conditions precedent on or before the Initial Closing Date and the Second Closing Date (each a “Closing Date”):

 5.1     Warranties True as of Both Present Date and Closing Date.  The representations and warranties of Premier and Master Trust contained herein shall have been accurate, true and correct on and as of the Execution Date of this Agreement, and shall also be accurate, true and correct on and as of the Closing Date (except with respect to representations and warranties given as of a specific date which shall have been true and correct in all material respects as of such date) with the same force and effect as though made by Premier on and as of the applicable Closing Date.

 5.2     Compliance with Agreements and Covenants.  Premier and Master Trust shall have performed and complied with and satisfied all of their respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the applicable Closing Date.

 5.3     Consents and Approvals.  Buyer shall have received written evidence reasonably satisfactory to Buyer that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by Buyer of Master Trust and its business have been obtained, and all required filings have been made.

 5.4     Documents.  Buyer shall have received all of the agreements, documents and items required to consummate the transactions contemplated herein, except the approval from the FINMA that will be sought on or after the applicable Closing Date.

 5.5     No Material Adverse Effect.   Master Trust shall not have suffered a Material Adverse Effect.  As used in this Agreement, the term, “Material Adverse Effect” shall mean any material adverse change or effect on the business, financial condition, assets, liabilities or prospects of Master Trust and its Subsidiaries, when taken as a consolidated whole.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PREMIER AND MASTER TRUST

The obligations of Premier and Master Trust under this Agreement are subject to the satisfaction or waiver by the Premier of the following conditions precedent on or before the Initial Closing Date and the Second Closing Date:

 6.1     Warranties True as of Both Present Date and Closing Date.  The representations and warranties of Noble and Buyer contained herein shall have been accurate, true and correct on and as of the Execution Date of this Agreement, and shall also be accurate, true and correct on and as of the applicable Closing Date (except with respect to representations and warranties given as of a specific date which shall have been true and correct in all material respects as of such date) with the same force and effect as though made by Buyer on and as of the applicable Closing Date.

 6.2    Compliance with Agreements and Covenants.  Buyer and Noble (if and as applicable) shall have performed and complied with all of its respective covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the applicable Closing Date.

 6.3     Documents.  Premier shall have received all of the agreements, documents and items required to consummate this Agreement.

 6.4     Actions or Proceedings.  No action or proceeding by any governmental authority shall have been instituted which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, this Agreement (or any provision of this Agreement) or any of the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby or any integration of any operations of Noble with those of Buyer and its affiliates, including its subsidiaries.

 6.5     Consents and Approvals.      Premier shall have received all consents and approvals for the consummation of the transactions contemplated hereby, including, without limitation, as to the sale of the Second MT Shares, Premier Shareholders Approval and SEC effectiveness of a Proxy Statement or Information Statement, and Master Trust shall have obtained all necessary consents and regulatory approvals.

ARTICLE VII

CLOSING

 7.1     Closing and Closing Date.   The consummation of the purchase and sale of the Initial MT Shares contemplated by this Agreement shall occur at a closing (the “Initial Closing”) to be held at the offices of Noble (or at such other location as the Parties may agree) on a date (the “Initial Closing Date”) which shall be not later than three (3) Business Days after the Execution Date of this Agreement, provided, however, that unless such Initial Closing Date shall be extended by a written agreement of the Parties, the Initial Closing and the Initial Closing Date shall not be later than April 15, 2010 (the “Outside Initial Closing Date”).

 7.2     Deliveries by Premier.  At the Initial Closing, in addition to any other documents or agreements required under this Agreement, Premier shall deliver the following:

(a)          to Noble the certificates evidencing the Initial MT Shares endorsed to Noble or registered in the name of Noble;

(b)          to the Escrow Agent, the Second MT Shares, together with stock powers duly endorsed in blank by Premier;

(c)           to Noble, written resignations of all members of the Master Trust Board other than the Premier Designees;

(d)           to Noble, letters appointing two (2) of Noble Designees to constitute the remaining members of the Board of Master Trust;

(e)           Evidence, in form reasonably satisfactory to Noble that all filings in the share registry of Master Trust evidencing Noble’s ownership of the Initial MT Shares have been duly made, and that all other filings or consents and approvals required under this Agreement have been obtained; and

(f)           to Noble, the unanimous written resolutions of the board of directors of each of Premier and Master Trust approving this Agreement the transactions contemplated hereby and pursuant to the Escrow Agreement.

 7.3          Deliveries by Noble or Buyer.  At the Initial Closing, Noble or the Buyer shall deliver to Premier and the Escrow Agent, as applicable, the following:

(a)           Resolutions of the board of directors of Noble approving this Agreement and its the Escrow Agreement and the transactions contemplated hereby and thereby;

(b)           the $350,000 First Payment for the Initial MT Shares to Premier;

(c)           the $350,000 Second Payment of the Total Cash Purchase Price for the balance Subject Shares to the Escrow Agent; and

(d)           confirmation from the Escrow Agent of the deposit of $350,000 under the Escrow Agreement.

ARTICLE VIII

TERMINATION

 8.1         Termination.  This Agreement may be terminated at any time on or prior to the Initial Closing Date:

(a)           With the mutual consent of Premier and Noble;

(b)           Unless extended by mutual agreement of the Parties, by either Noble or Premier, on or after April 20, 2010;

(c)           By Noble, if there shall have been a material breach of any representation or warranty of Premier or Master Trust, or the failure of Premier or Master Trust to comply with any material agreement or covenant on its part to be performed hereunder, and such breach or failure to perform shall not have been remedied within ten (10)) Business Days after receipt by Premier and Master Trust of a notice in writing from Buyer specifying the breach and requesting such be remedied; or

(d)           By Premier, if there shall have been a material breach of any representation or warranty of Noble, or the failure of Noble to comply with any material agreement or covenant on its part to be performed hereunder, and such breach or failure to perform shall not have been remedied within ten (10) Business Days after receipt by Noble of a notice in writing from Master Trust specifying the breach and requesting such be remedied.

(e)           After termination of this Agreement, regardless of reason, and, after the Second Closing Date, the provisions of Section 1.4, Section 4.3(e), Section 4.3(f),  Section 4.4(c), Sections 8.1(e) and (f), all of Article IX shall each remain in full force and effect and survive termination hereof and the Second Closing; provided, however, that in addition and to the extent applicable if a transfer of the Second MT Shares at a Second Closing is not completed for any reason, Sections 1.5, 4.3 and 4.4(a) and 4.4(b), shall also each remain in full force and effect and shall survive termination or closing.

ARTICLE IX

MISCELLANEOUS

 9.1         Amendment.  This Agreement may be amended, modified or supplemented but only in writing signed by each of the parties hereto.

 9.2         Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to Buyer or Noble:	Noble Investments Limited
The Boardroom, 1st Floor,
Royal Ocean Plaza,
42 Ocean Village Avenue,
Ocean Village, Gibraltar

With a copies sent
simultaneously to:	Arie van Roon	Hodgson Russ, LLP
	World Trade Center	1540 Broadway,
	Via Lugano 11	New York, New York
	6982 Lugano-Agno	Attention Stephen Weiss, Esq.
	Switzerland	email: sweiss@hodgsonruss.com
	email: avr@om-advisors.com	Fax No. (212) 752-0928
fax no. +41 (91) 605 1643

If to Premier:	Premier Wealth Management, Inc
5 Them. Dervis Street, 3rd Floor,
CY-1066 Nicosia, Cyprus
Attn: Nigel Gregg
email: nigel.gregg@ils-fund.com

If to Master Trust:	Master Trust S.A.
Corso Elvezia 4, 6900
Lugano, Switzerland
Attn: Luigi Piffaretti
email: luigi.piffaretti@mastertrust.ch

With a copy sent
simultaneously to:	Levy International Law, LLC
22 West 48th Street, Suite 601
New York, New York 10036
Facsimile 646-219-1574
Email: RLevy@LevyLawNY.com
Attention Ron Levy, Esq.
 9.3         [Omitted.]

 9.4         Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in anyone or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

 9.5          Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument.

 9.6         Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Underscored references to Articles, Sections, Subsections or Exhibits shall refer to those portions of this Agreement.  Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party’s rights and remedies with regard thereto.  No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.  A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

 9.7         Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any otherwise applicable principles of conflicts of law thereof.

 9.8          Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective estates, heirs, legal representatives, successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party hereto without the written consent of each other party hereto, except that Buyer may assign its rights hereunder to a party that would not otherwise be rejected by FINMA, but not its obligations, without such consent to any Affiliate of Buyer, provided, that such assignee agrees to be bound hereby.

 9.9          Publicity.  Prior to the Closing Date, except as required by law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Buyer, Premier, Noble or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Buyer and Premier, in any case, as to form, content, timing and manner of distribution or publication; provided, however, that nothing in this Section shall prevent such parties from discussing such transactions with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions.

 9.10       Further Assurances.  Upon the reasonable request of Buyer, Premier will on and after each Closing Date execute and deliver to Buyer such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Buyer of, and to vest fully in Buyer title to, the Subject Shares transferred in such Closing Date, and to otherwise carry out the purposes of this Agreement. Similarly, each party agrees to take all further actions, execute all further documents and make all such payments reasonably necessary to effectuate the terms and intent of this Agreement.

 9.11        Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

 9.12        Remedies Cumulative.  Unless otherwise specified, the remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.  In the event of a suit, the substantially prevailing party shall be awarded attorneys’ fees.

 9.13        Entire Understanding.  This Agreement and the Escrow Agreement set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties.

 9.14        Jurisdiction of Disputes; Waiver of Jury Trial.  In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, the Escrow Agreement or any matters described or contemplated herein or therein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a federal or state court of competent jurisdiction located within the State of New York or, as to Master Trust, within Canton of Ticino in Switzerland; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the notice provision set forth herein (or pursuant to any other method of service permitted under Swiss law); (c) agree to waive to the full extent permitted by law any objection or defense that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an improper or inconvenient forum.

 9.15        Waiver of Current Legal Conflicts.     The parties hereto acknowledge that Hodgson Russ LLP (of which Mr. Levy, a principal of Levy International Law, LLC was a partner) is currently serving as legal counsel to Noble and the Buyer in connection with the transactions contemplated by this Agreement and the Escrow Agreement, and, that Hodgson Russ LLP formerly acted as counsel to Premier and Master Trust in connection with various matters.   Each of the parties hereto does hereby consent to the current legal representations by Hodgson Russ LLP of Noble and Buyer and Levy International Law, LLC of Premier and Master Trust and, do further waive any actual or potential conflicts of interest by reason of the foregoing, but not prior acts.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

NOBLE INVESTMENTS LIMITED

By:	/s/ Malcolm Ruffell,
Name: Malcolm Ruffell,
Title: Director

By:	/s/ Michel van Roon,
Name: Michel van Roon,
Title: Director

PREMIER WEALTH MANAGEMENT, INC.

By:	/s/ Nigel Gregg
Name: Nigel Gregg
Title: President

MASTER TRUST S.A.

BY	/s/ Luigi Piffaretti
Name: Luigi Piffaretti
Title: Authorized Signatory